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                                                                   Exhibit 10.15

[ACTIVBIOTICS LOGO]

                                                                 October 7, 2004

Glenn M. Kazo
280 Page Hill Road
New Ipswich NH 03071

Dear Glenn,

I am pleased to offer you the position of Vice President and Chief Business Officer with ActivBiotics, Inc., with a start date of November 5, 2004. Your 2005 gross base salary will be $250,000 payable in accordance with the company's standard payroll practices, which currently provides that such salary will be paid in bi-weekly installments of $9,615.88. In addition, you will receive a signing bonus in the amount of $20,000, payable in the first pay period in calender year 2005. Beginning in calendar year 2005, you will also be eligible to participate in our bonus program and you may earn up to an additional 30% of your annual base salary. The bonus is at the discretion of the Board of Directors of ActivBiotics and will be determined by meeting individual performance objectives, as well as, company and management team performance objectives.

Another important component of our compensation program is participation in the ActivBiotics' 2001 Equity Incentive Plan, as amended (the "Plan"). ActivBiotics will grant an option exercisable for 580,000 shares of common stock of ActivBiotics (the "Option"). This Option, including the exercise price, the number of shares, and the vesting schedule, thereof, is subject to the approval of ActivBiotics' Board of Directors. The Option will be subject to the terms and conditions of the Plan and the Stock Option Agreement executed pursuant to the Plan (the "Option Agreement"). The Option may include, among other things, a 4-year vesting schedule where 25% of the Option's shares vest on the first year anniversary of the date of grant of the Option, and 25% of the Option's shares vest annually thereafter, provided you remain employed with ActivBiotics on each applicable vesting date. As an additional incentive, ActivBiotics proposes to accelerate the vesting schedule by allowing 50% of the shares vesting in your first year of employment to vest immediately at the close of the first research partnership or out-licensing transaction you successfully complete on behalf of the company. The remaining 50% of the shares vesting in your first year of employment will vest on the first anniversary of the date of grant of the Option. Due to the long-term contributions your deals may have on the value of ActivBiotics, in the event of your termination of employment with ActivBiotics, the company may extend the time to exercise the Option, subject to approval by the Board of Directors, in its sole discretion. For further information, please consult the form of Stock Option Agreement and the Plan, each of which is enclosed herein. Any additional options which may be granted in the future will be subject to the applicable option agreement and the option plan then in effect. Glenn, this Option award represents an important equity position in ActivBiotics, and we look forward to working together to continue to build the value of this company.

At the discretion of the board, you will be eligible to participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees, including

     -    Health and dental insurance

     -    Long and short term disability insurance and long term care insurance

     -    8 fixed and 4 floating holidays

     -    401K retirement plan

     -    Direct deposit of payroll (optional)

     - Section 125 plan, allowing pre-tax deduction of health and dental insurance contributions

     -    4 weeks (20 days) paid vacation time per year.

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Glenn, to help you with the commuting issues during your first six months of employment, ActivBiotics agrees to reimburse you for two nights of local lodging during weeks you are not traveling on business. In your seventh month of employment and beyond, ActivBiotics agrees to reimburse you for one night per week of local lodging during weeks you are not traveling on business. We understand that you will work out of your home office on most days that you will be required to travel. If at any time during the first 24 months of your employment with ActivBiotics, you decide to move your home residence in order to be closer to work, you will be eligible for ActivBiotics' usual and customary relocation assistance, which includes up to 6% realtor fees on the new property, as well as reasonable costs to pack and move your household goods.

Your employment with ActivBiotics will be on an "at-will" basis, which means that either you or the company may terminate the employment relationship at any time, for any or no reason, with or without Cause, and with or without prior notice. If you resign from ActivBiotics or your employment is terminated by ActivBiotics with Cause within 24 months of your start date, you will be required to repay ActivBiotics a pro rata portion of your signing bonus, as well as, a pro rata portion of the relocation assistance, if any was provided by ActivBiotics. If your employment is terminated by ActivBiotics without Cause, you will be eligible to receive 6 months salary continuation payments at your base salary rate in effect as of your date of termination, paid in accordance with the company's standard payroll practices then in effect ActivBiotics' obligation to pay any salary continuation is conditioned upon the company receiving a general release from you in a form and substance reasonable satisfactory to ActivBiotics.

For purposes of this letter, "Cause" shall mean any one or more of the following: (i) your substantial and continuing failure, for within a period of 30 days after receiving notice thereof from the Board of Directors or the Chief Executive Officer of ActivBiotics, to perform your responsibilities to the company; (ii) your willful misconduct, fraud, or material dishonesty that results in material harm to the company; (iii) your breach of fiduciary duty to the company; (iv) your deliberate disregard of the rules or policies of the company or directions from the Board of Directors or the Chief Executive Officer of ActivBiotics, which results in material harm to the company; (v) your commission of an act which constitutes unfair competition with the company or which induces any customer or supplier to breach a contract with the company; or
(vi) your material breach of the Invention and Non-Disclosure agreement or any other agreement executed by you with the company.

Except as set forth in this or other applicable agreements, ActivBiotics shall have no other obligations to you upon the cessation of your employment other than payment of any accrued but unused vacation through the termination date. All payments and benefits described herein will be subject to applicable federal, state and local tax withholdings.

The company requires you to verify that the performance of the position at ActivBiotics does not and will not breach any agreement entered into by you prior to employment with ActivBiotics (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to ActivBiotics). Please provide us with a copy of any potentially conflicting agreements for our review. You will also be required to sign the company's standard Invention and Non-Disclosure agreement, which is enclosed, as a condition of your employment with the company.

Although you will devote all of your business time, attention and energies to the business and interests of the Company, the Company agrees that you shall be permitted to (i) serve as a member of the board of directors of another company upon approval of a majority of the Board, (ii) serve as an officer or director of such charitable organizations or trade associations as you shall from time to time deem appropriate, and (iii) continue to maintain your position on the Board of Directors for Prolong Pharmaceuticals, provided, (a) the time spent on such activities does not infringe in any material respect upon the time required by you to perform your duties or is otherwise incompatible with those duties (b) service as an officer or director does not conflict with any policy of the Company or has a material adverse impact on the Company's ability to obtain or maintain directors and officers insurance coverage.

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Glenn, we are confident that you will make an important contribution to the success of ActivBiotics, and look forward to working with you. This offer will be valid until October 8, 2004 please do not hesitate to contact me if you have any questions. In order to accept the position as offered, please sign this letter and the attached application for employment for our records, and return both to me.

Sincerely,

                                         I accept the offer of employment as
ACTIVBIOTICS, INC.                       outlined above,


/s/ Cathy Carew                          /s/ Glenn M. Kazo
--------------------------------------   ---------------------------------------
By: Cathy Carew,                         Glenn M. Kazo
Title: Vice President, Human Resources